Exhibit 4.2

DESCRIPTION OF COMMON STOCK

MicroVision, Inc. ("MicroVision," "we," us," and "our") has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock. Our Certificate of Incorporation authorizes us to issue 210,000,000 shares of common stock, $0.001 par value per share, and 25,000,000 shares of preferred stock, $0.001 par value per share.

Subject to the rights of the holders of our outstanding preferred stock, holders of common stock:

  are entitled to any dividends validly declared;
  will share ratably in our net assets in the event of a liquidation; and
  are entitled to one vote per share.

The common stock has no conversion rights. Holders of common stock have no preemption, subscription, redemption, or call rights related to those shares.

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. Our common stock is listed on the Nasdaq Stock Market under the trading symbol "MVIS."

The Board of Directors has the authority, without further action by the shareholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of MicroVision.

Certain additional provisions in our Certificate of Incorporation and Bylaws may have the effect of delaying, deferring or preventing a change in control of MicroVision, including:

  Action by Written Consent; Special Meetings of Shareholders. Our Certificate of Incorporation provides that shareholder action can be taken only at an annual or special meeting of shareholders and cannot be taken by written consent in lieu of a meeting. Our Certificate of Incorporation and Bylaws vest the power to call special meetings of shareholders in the Chairman of the Board of Directors, the Chief Executive Officer (or if there is no Chief Executive Officer, the President) or a majority of the Board of Directors. Further, a special meeting of shareholder shall be held if holders of not less than 25% of all votes entitled to be cast on the issue proposed to be considered as such special meeting have dated, signed and delivered to the Secretary one or more written demands for such meeting. Any business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.
  Removal of Directors and Vacancies. Our Certificate of Incorporation and Bylaws provide that our directors may be removed with or without cause by the affirmative vote of at least two-thirds of the voting power of our outstanding shares of capital stock, entitled to vote generally in the election of directors cast at a meeting of the shareholders called for that purpose. Our Certificate of Incorporation vests the power to fill any vacancy in the Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board of Directors, only by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

  Advance Notice Procedures. Our Bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to the board of directors. Shareholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the shareholder's intention to bring that business before the meeting.
  Super Majority Approval Requirements. The General Corporation Law of the state of Delaware generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless either a corporation's certificate of incorporation or bylaws requires a greater percentage. Our Bylaws provide that the affirmative vote of holders of at least two-thirds of the voting power of the stock issued and outstanding entitled to vote thereat will be required to amend, alter, change or repeal any provisions of our Bylaws.